                                                                    EXHIBIT 21.1




                         SUBSIDIARIES OF THE REGISTRANT


                                            STATE OR OTHER JURISDICTION OF
NAME OF SUBSIDIARY                          INCORPORATION OR ORGANIZATION
------------------                          -----------------------------
Tekex Corporation                           California
Tekex Limited                               U.S. Virgin Islands
Tekelec, Ltd.                               Japan
Tekelec Canada Inc.                         Canada
Chameleon Network Systems, Limited          United Kingdom
Protocol Technologies, Inc.                 California
Chameleon Network Systems                   California
Tekelec Limited                             United Kingdom

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* The subsidiaries of the Registrant do not do business under any name other than as listed above.